Exhibit 10.1

AGREEMENT FOR ARCHITECTURAL/ENGINEERING SERVICES

BETWEEN

AQUABOUNTY FARMS OHIO LLC

AND

CLARK, RICHARDSON AND BISKUP CONSULTING ENGINEERS, INC.

Dated: March 1, 2023

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Exhibits

Exhibit A	Design Schedule
Exhibit B	A/E’s Scope of Basic Services
Exhibit C	Invoicing/Billing, Hourly Rates Schedule, Reimbursable Expenses
Exhibit D	Basis of Design Rev. F, issued January 17, 2023
Exhibit E	Insurance and Additional Insureds
Exhibit F	Key Employees
Exhibit G	A/E’s Consultants
Exhibit H	Responsibility Matrix
Exhibit I	Green Globes Checklist
Exhibit J	Consent and Agreement
Exhibit K	IFR & Narrative Deliverable
Exhibit L	Substantial Completion Criteria

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AGREEMENT FOR ARCHITECTURAL/ENGINEERING

AND

CONSTRUCTION ADMINISTRATION SERVICES

This agreement (the “Agreement”) is made as of the 1st day of March, 2023, by and between AquaBounty Farms Ohio LLC (“Owner”), with a place of business at 2 Mill & Main Place, Suite 395, Maynard, MA 01754 and Clark, Richardson and Biskup Consulting Engineers, Inc. (“A/E”), with a place of business at 1251 N.W. Briarcliff Parkway, Suite 500, Kansas City, MO 64116.

RECITALS

A. Owner intends to design and construct a land-based aquaculture facility to raise 10,000 MT of salmon annually (“Project”) at 7 Kexon Drive, Pioneer, Ohio 43554 (“Property”);

B. Owner engaged CRB Builders LLC (“CRB”) by written agreement dated May 12, 2021, under which CRB, in conjunction with Innovasea Systems, Inc. (“Innovasea”) and other consultants including A/E, developed the masterplan and assisted with the preliminary development of the basis of design (“Basis of Design”) for the Project;

C. Owner engaged Innovasea to design the recirculating aquaculture system (“RAS”) for the Project;

D. Owner engaged Artesian of Pioneer, Inc. (“AOP”) to design the wells, water and wastewater treatment system for the Project;

E. Owner engaged Dr. Water, LLC for water/wastewater consulting;

F. Owner entered into a design-build agreement with CRB for civil engineering services, site grading and other site work to prepare the Property, in the form of a modified AIA Document A141-2014 Standard Form of Agreement between Owner and Design-Builder, dated March 7, 2022 (“AIA A141”);

G. Owner and CRB executed change orders to the AIA A141 to, among other things, install underground water/wastewater treatment pipes and geo-piers, and under which CRB engaged design-assist trade contractors to perform design services (“AIA A141 Design Scope”);

H. Owner and CRB also executed a Letter of Intent and Limited Notice to Proceed dated December 15, 2021 under which CRB continues to develop the design of the Project through consultants including A/E (“LOI & LNTP Design Scope”);

I. Owner’s design requirements for the aquaculture facility are defined in the Basis of Design REV F, updated on January 17, 2023, including all drawing sets referenced therein, attached hereto as Exhibit D;

J. Owner desires to engage A/E directly to perform the services of architect and engineer of record to complete the design of portions of the Project, as detailed in this Agreement, exclusive of, but fully coordinated with, the AIA A141 Design Scope, the LOI & LNTP Design Scope, the RAS design and the wells, water and wastewater treatment system design for the Project; and

K. A/E desires to provide the services of architect and engineer of record for portions of the Project as defined by and subject to the terms and conditions set forth in this Agreement.

Owner and A/E agree as follows:

ARTICLE 1: PROJECT GOALS AND COORDINATION

1.1 Project Goals. The following represent the Project Goals (“Project Goals”) established by Owner for the Project:

1.1.1 The Site. Owner intends to undertake the design and construction of a first class aquaculture facility located at 7 Kexon Drive, Pioneer, Ohio (the “Site,” “Project” and/or “Property”).

1.1.2 Scheduling and Milestones. A/E acknowledges that time is of critical importance and shall perform its Services as expeditiously as is consistent with the exercise of professional skill and care to meet the Design Schedule and, when provided, the Project Schedule, and to facilitate the orderly progress of the Project. Owner may revise the Project Schedule from time to time during the course of the Project.

1.1.3 Construction Budget. Owner has established an initial budget for construction of approximately Two Hundred Seventy Nine Million Dollars ($279,000,000) (“Construction Budget”), which is exclusive of land purchase costs, Owner-furnished/purchased equipment and the fees of A/E, A/E Consultants and Other Owner Consultants. In rendering all Services under this Agreement, A/E shall design the Project reasonably calculated to be constructed within the Construction Budget. Owner may revise the Construction Budget from time to time during the course of the Project, as provided by the terms of this Agreement.

1.1.4 Sustainability Objective. Owner’s sustainability objectives are stated in the Green Globes Checklist (Exhibit I). As part of the Basic Services, A/E will perform its Services with the goal of enabling Owner to achieve the desired Green Globes designation for the Project, and will cooperate with Owner and prepare a design and take such other actions in furtherance of this goal as are necessary and as Owner may reasonably require. A/E shall remain liable for its own negligence and that of A/E’s Consultants, but A/E does not warrant or represent that the Project will actually achieve the desired Green Globes designation, as such designation is dependent in part on Owner’s Other Consultants and Construction Manager’s performance and the decisions of third parties.

1.1.5 General Coordination. To support Owner’s goal of successfully and timely completing the Project, A/E shall closely coordinate its Services with, and cooperate with, Owner, Innovasea, AOP, the fish processing equipment specification consultant, Construction Manager, and Owner’s Other Consultants so that scheduling and sequencing of all work on the Project is completed in accordance with all of the Project Goals.

1.2 Coordination with Owner’s Other Consultants. Owner requires that A/E and all of Owner’s Other Consultants work together cooperatively to serve the best interests of Owner and the Project, and coordinate their services efficiently to produce a coordinated set of Issued for Construction Documents to The Level of Development (LOD) Specification which is LOD 300 and other required deliverables that are (a) suitable to obtain all required permits, approvals and sign-offs, (b) suitable for use by Construction Manager to develop a detailed Guaranteed Maximum Price proposal or lump sum contract price, and (c) that are coordinated as provided in Section 4.3. Owner, A/E, Innovasea and certain of Owner’s Other Consultants have jointly prepared and approved a matrix describing the relative responsibilities of each with respect to the various tasks, services and deliverables required to fully and completely design, and provide administration during construction of, the Project (the “Responsibility Matrix” attached as Exhibit H). The Responsibility Matrix allocates between A/E and Owner’s Other Consultants the primary responsibility, support responsibility, joint efforts, and review/comment/approval responsibility for tasks within the design phases and construction phase of the Project.

1.3 A/E’s Designated Representative. A/E designates Thomas Guenther as its representative who is authorized to bind and act on A/E’s behalf with respect to the Project.

1.4 Owner’s Project Manager. Owner has engaged Hill International to serve as its “Project Manager” to assist Owner with the exercise of certain of Owner’s responsibilities in connection with the Project, including without limitation the review and management of design submittals. Owner’s Project Manager shall examine all documents and other information submitted by A/E and shall give comments to Owner pertaining thereto with reasonable promptness and as indicated in the Design Schedule. Owner, through Chris Bucich (as Owner’s Designated Representative identified in Section 5.4), has the sole authority to render decisions on all design issues and accept, reject or accept with conditions the A/E’s design submissions. On construction issues, the Project Manager’s instructions, through Todd Cooper, to A/E and other Project participants shall be binding on Owner. All communications relating to the Project between A/E and/or A/E’s Consultants and Owner shall be transmitted to and forwarded through Owner’s Project Manager. Copies of all communications between A/E and/or A/E’s Consultants, Innovasea, Construction Manager, Owner’s Other Consultants, or any governmental entity or third parties shall be provided to Owner’s Project Manager.

1.5 Construction Manager. Owner intends to retain a construction manager (“Construction Manager”) to provide pre-construction services and construction management services (as constructor) for the Project. If Owner engages a general contractor instead of a construction manager, all references in this Agreement to Construction Manager shall mean general contractor.

1.6 Digital Transmission of Work Product. If Owner and A/E intend to transmit Work Product or any other information or documentation in digital form, they shall establish necessary protocols governing such transmissions. Unless otherwise agreed, the parties will use AIA Document E203™–2013 to establish the protocols for the development, use, transmission, and exchange of digital data and building information modeling. A/E will cause the A/E’s Consultants to incorporate their respective design data and documents into the Autodesk Revit building information model (“BIM” or “Model”) created by A/E for the Project. The Level of Development (LOD) Specification for the Model elements designed by A/E, the A/E Consultants and the Other Owner’s Consultants is LOD 300. Upon Final Completion of the Project, A/E will transmit to Owner the up-to-date Record Drawings in AutoCAD 2023 (.dwg) format and all Revit Model documents available in their current condition.

1.7 Construction Monitor. Owner will engage a consultant to serve as the “Construction Monitor” under the Financing Agreement defined in Section 20.26.

1.8 Water/wastewater consultant. Owner has engaged Dr. Water, LLC for water/wastewater consulting.

1.9 Wells. Owner has engaged AOP for wells, water and wastewater treatment.

ARTICLE 2: DEFINITIONS

Unless otherwise defined in this Agreement, the following terms as used in this Agreement, including Exhibits, shall be defined as follows:

2.1 Additional Services. Any duty, obligation or service reasonably requested by Owner in writing with respect to the Project, which is not called for in, or reasonably inferable from, this Agreement and the A/E’s Proposal (Exhibit B).

2.2 Agreement. This Agreement, together with all of the Exhibits attached hereto and made a part hereof. In the event of any conflict between any terms contained in the Agreement and the Exhibits, A/E promptly will give written notice to Owner and request direction from Owner. When Owner’s direction is issued, A/E will proceed in accordance with Owner’s direction.

2.3 A/E Representative. The A/E’s Representative is Thomas Guenther.

2.4 A/E’s Consultants. Design consultants retained directly by A/E pursuant to Article 4 herein.

2.5 Basic Services. The services that are described in Article 3 and Exhibit B of this Agreement. The scope of A/E’s Basic Services is exclusive of, but fully coordinated with, the AIA A141 Design Scope, the LOI & LNTP Design Scope, the RAS design and the wells, water and wastewater treatment system design for the Project.

2.6 Building Permit. Permit(s) and concomitant documents required by local government and building authorities to begin construction.

2.7 Bidding and Negotiations Phase. Pre-construction stage during which bids are received from qualified construction managers and/or qualified Subcontractors based on approved Drawings and Specifications.

2.8 Change Order. Written instrument signed by Owner, Construction Manager, and A/E indicating a change in the Work; any adjustment to the Construction Contract Price or increase in the Guaranteed Maximum Price (as applicable); and any adjustment to the Substantial Completion or Final Completion dates.

2.9 Claims. A demand or assertion by one of the parties seeking an adjustment or interpretation of contract terms, payment of money, extension of time or other relief.

2.10 Construction Budget. The cost of all items that will be constructed based on the Drawings and Specifications developed by A/E’s Consultants and Owner’s Other Consultants.

2.11 Construction Contract Price. The total amount paid by Owner to Construction Manager to construct the Project, subject to increase or decrease by the issuance of an approved Change Order.

2.12 Construction Cost. The total cost or estimated cost of the Project to Owner with respect to the direct construction of all elements of the Project designed and specified, or to be designed and specified in the Drawings and Specifications. The Construction Cost shall include, at market rates with a reasonable allowance for overhead and profit, the cost of labor, materials and equipment to be incorporated in the Work and any portions thereof which have been designed and specified in the Drawings and Specifications. The Construction Cost does not include the compensation of A/E, A/E’s Consultants, Owner’s Other Consultants, legal fees, financing costs, costs which are the responsibility of Owner and are in the nature of costs commonly referred to as “soft costs.”

2.13 Construction Phase. Stage during which the Work is performed.

2.14 Contract Documents. The contract with the Construction Manager, the Issued for Construction Documents, including the Drawings and Specifications; site surveys; and any other tests, examinations, approvals or documents furnished by Owner or prepared by A/E and/or Owner’s Other Consultants from time to time in connection with the Project; Change Orders, Field Change Authorizations approved by A/E, Owner and/or Construction Manager; the Project Schedule; and Construction Manager’s submittals to Owner.

2.15 Design Phase. The Phase of services during which A/E will prepare the IFR & Narrative Deliverable and the Bluebeam Deliverable (as defined in Section 6.2), the Issued for Review Documents for the Main Facility and the Wastewater Facility, the Issued for Permit Documents for the Main Facility, the Issued for Construction Documents for the Main Facility, the Issued for Permit Documents for the Wastewater Facility, and the Issued for Construction Documents for the Wastewater Facility.

2.16 Design Schedule

. The proposed sequencing of design preparation work which may be modified from time to time by Owner with A/E’s consent, including filings, reviews, approvals, permits and production of the design documents for the Project, all as set forth in Exhibit A annexed hereto.

2.17 Drawings and Specifications. The working drawings and final specifications approved for construction of the Project.

2.18 Field Change Authorization. The written request to Owner seeking a change in the Work, an adjustment to the contract price or a modification of the Substantial and/or Final Completion date. If a Field Change Authorization is approved, a Change Order will be issued.

2.19 Final Completion. When all Punch List items have been remedied to the satisfaction of A/E and Owner and after all warranties, brochures, product manuals, and a Certificate of Occupancy for the Project are delivered to Owner.

2.20 Hourly Rates Schedule. The schedule of A/E’s hourly rates charged for A/E’s personnel for the Project, included as part of Exhibit C attached to this Agreement.

2.21 Issued for Construction Documents. Documents denominated by A/E as “Issued for Construction”, that are coordinated with the final construction documents prepared by Owner’s Other Consultants, and that set forth in detail the Work to be performed on the Project.

2.22 Owner’s Other Consultants. Professionals engaged by Owner to consult with Owner with respect to any phase of the Project, including, but not limited to: project management; RAS design; wells, water and wastewater treatment; fish processing equipment specification; legal assistance; auditing; materials testing and life safety testing to assist and advise Owner with respect to the performance of its obligations under this Agreement and the administration of this Agreement and other agreements pertaining to the Project.

2.23 Product Data. Illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by Construction Manager to illustrate materials or equipment.

2.24 Project Goals. The business, legal, design and construction objectives established by Owner for the Project, which are delineated in Article 1 hereof.

2.25 Project Schedule. The proposed sequencing, completion and approvals of design services of A/E and all Work to be provided by Construction Manager for the Project. The Project Schedule may be modified from time to time by Owner.

2.26 Punch List. A list of unsatisfactory or incomplete Work that must be corrected to the satisfaction of Owner and A/E prior to Final Completion.

2.27 Reimbursable Expenses. Reimbursable Expenses are in addition to payment to A/E of the compensation for its Services. Such expenditures shall include, at cost and without any mark up, only those reasonable and actual expenditures previously authorized by Owner and incurred by A/E in the interest of the Project. A list of acceptable Reimbursable Expenses appears in Exhibit C of this Agreement. It is A/E’s responsibility to use sound judgment and exercise commercially reasonable efforts when incurring Reimbursable Expenses to obtain best available rates and prices.

2.28 Requisition for Payment. Construction Manager’s written application to Owner on a monthly basis requesting payment for Work and/or Services provided.

2.29 Samples. Physical examples which illustrate materials, equipment or workmanship.

2.30 Services. Any duties, obligations and services required of A/E under this Agreement.

2.31 Shop Drawings. Data specially prepared for the Work by Construction Manager or a Subcontractor that are to illustrate some portion of the Work.

2.32 Subcontractor. A person or entity that has a direct contract with Construction Manager to perform a portion of the Work on the Project.

2.33 Substantial Completion. The later of (i) the date on which all governmental or building authorities with jurisdiction over the Project issue temporary certificates of occupancy and (ii) the date that all Work required by the Drawings and Specifications shall be complete (other than Punch List items) and the Project is ready to be occupied by Owner for its intended use. Substantial Completion shall be assessed at the end of Phase 1 and Phase 2 of the Project construction, as more fully detailed in Exhibit L.

2.34 Work. The construction and services required by the Contract Documents, which include all labor, materials, equipment and services provided or to be provided by Construction Manager to fulfill Construction Manager’s obligations.

2.35 Work Product. All design deliverables, reports and other documents that A/E is required to provide to Owner as part of the Basic Services and any authorized Additional Services. Work Product includes representations, in any medium of expression now known or later developed, of the tangible and intangible creative work performed by A/E and A/E’s Consultants under their respective agreements. Work Product may include, without limitation, studies, surveys, models, sketches, drawings, specifications, digital models and other similar materials.

ARTICLE 3: SCOPE OF BASIC SERVICES

3.1 Scope Description. A/E shall provide the scope of services (“Basic Services”) set forth in in this Agreement and in A/E’s proposal dated February 27, 2023 annexed hereto as Exhibit B (“A/E’s Proposal”). In the event of any conflict between the terms of Exhibit B and the terms of this Agreement, the term imposing the greater obligation or stricter limitation on A/E shall govern. A/E’s Consultants’ proposals are not incorporated into, or otherwise made a part of, this Agreement. A/E is responsible to obtain the full scope of services from each A/E’s Consultant necessary to fully design the Project in accordance with the Basis of Design Rev. F dated January 17, 2023.

3.2 Coordinated Documents; Phases of Services. A/E is aware of the nature and scope of the Project and acknowledges that the design contemplated by Owner requires A/E to provide complete and coordinated Drawings and Specifications in accordance with the Standard of Care (as defined in Section 16.1.7). A/E’s Services shall include the Design Phase, GMP Negotiation Phase and Construction Phase, as more fully described herein and in the A/E’s Proposal.

3.3 Deliverables. A/E, together with A/E’s Consultants, will develop a list of the Work Product that A/E is primarily responsible to deliver to Owner in the Design Phase, and will review the list with Owner. The Work Product list will include such items as are referenced herein or are necessary, in Owner’s reasonable judgment, to perform or effectuate the Services to be provided under this Agreement. For all design deliverables, reports and other documents which Innovasea, AOP or Owner’s Other Consultant is primarily responsible to prepare, A/E will provide input and assistance as noted in the Responsibility Matrix (Exhibit H). For all Basic Services for which A/E and Innovsea, AOP or Owner’s Other Consultant are jointly responsible, A/E will cooperate fully with such party and collaborate to provide seamless and efficient service for the benefit of Owner.

3.4 Applicable Laws. A/E shall perform the Services, and shall conduct its business, in compliance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, including without limitation (a) the U.S. Foreign Corrupt Practices Act, and (b) guidelines for jobsite safety and the health and safety of workers issued by the Centers for Disease Control and Prevention, OSHA and the applicable Departments of Health and Labor (collectively, “Applicable Laws”). If A/E performs Services contrary to Applicable Laws, A/E shall assume responsibility for such Services and shall bear the costs attributable to correction, including revision of A/E’s and A/E’s Consultants’ Work Product, without reimbursement from Owner.

3.4.1 A/E shall not be obligated to perform any act which it believes will violate any Applicable Laws. If A/E determines that implementation of any instruction received from Owner, including those in Owner’s criteria, would cause a violation of any Applicable Laws, A/E shall notify Owner in writing.

ARTICLE 4: DESIGN CONSULTANTS

4.1 Owner’s Other Consultants. Owner, by separate written agreements, may engage Owner’s Other Consultants as may be required for the Project. Consistent with the extent of the Services to be provided hereunder, A/E shall consult with the necessary Owner’s Other Consultants for such services as may be required in connection with (a) determining and assembling all relevant technical data pertaining to the Project and (b) the design and construction administration of the Project.

4.2 Additional Design Consultants. Prior to commencing the Services under this Agreement, or as promptly as possible under the circumstances, A/E shall recommend to Owner (a) if, and to what extent, the professional services of one or more design consultants are reasonably required to assist A/E in performing its obligations under this Agreement; and (b) when such other professional services, tests, inspections and/or studies should be performed in order to meet the Project Goals established by Owner for the Project. If Owner concurs, then Owner may promptly enter into one or more written agreements with such design consultants recommended by A/E, or may require A/E to engage such design consultants and reimburse A/E the costs for such engagements. A/E shall be responsible for any delay to the Project caused by recommendations that are not timely made to Owner.

4.3 Coordination with Owner’s Other Consultants. At all times during the Project, A/E will provide its full cooperation to assist Owner’s Other Consultants during the course of the Services set forth herein, and shall be responsible for coordinating the Services provided by all design consultants retained and engaged by A/E as well as the services of Owner’s Other Consultants.

4.4 A/E’s Consultants. A/E will engage the consultants listed in Exhibit G and such other design consultants identified by A/E (and approved by Owner) as necessary to produce a complete Project design addressing Owner’s program and Project Goals (“A/E’s Consultants”). A/E shall be responsible for the Services provided by such A/E’s Consultants to the same extent as the Services to be performed directly by A/E hereunder. In addition, A/E’s agreement with such A/E’s Consultants shall incorporate the terms of this Agreement and require that such A/E’s Consultants be bound to the terms of this Agreement to the same extent as A/E, including without limitation the requirement to carry insurance in accordance with Exhibit E hereto, unless Owner in its sole discretion consents in writing to lower indemnity limits for any A/E’s Consultant. A list of A/E’s Consultants known by name and/or discipline at the time of execution of this Agreement is attached as Exhibit G.

ARTICLE 5: OWNER’S RESPONSIBILITIES

5.1 Owner’s Time Requirements. Recognizing that time is of critical importance in this Agreement, Owner shall furnish information and services and render approvals and decisions required of it hereunder as diligently as possible under the circumstances considering the nature of the information, service, approval, or decision requested and the internal structure and management procedures of Owner’s organization. A/E shall make no Claims for any adjustments to its compensation or of any other nature whatsoever against Owner or its Indemnitees on account of any delays attributable to or caused by Owner unless Owner repeatedly fails to respond to A/E following receipt by Owner of a written request from A/E specifying, in detail, the information, service, approval or decision required from Owner, which written notice also expressly claims that A/E will suffer delays in the progress of its work if Owner fails to timely respond.

5.2 Owner’s Approvals. Whenever in this Agreement Owner is requested or required to provide approvals of the Service or design documents prepared by A/E or A/E’s Consultants, it is understood and agreed that no comment, direction, instruction, review, request, consent or approval issued by Owner or any of its agents or representatives under any of the provisions of this Agreement shall be construed to limit, reduce or relieve the responsibility of A/E under this Agreement. No approval by Owner or request for revisions of any of the Drawings or Specifications shall constitute a warranty or representation by Owner or its agents as to the technical sufficiency or safety of the Project (save for those engaged by Owner specifically to be responsible for such technical sufficiency or safety, if any), or any of its component parts. Owner or Project Manager shall provide prompt written notice to A/E if they become aware of any fault or defect in the Project, including errors, omissions or inconsistencies in A/E’s Issued for Construction Documents, provided nothing in this Agreement shall be construed so as to require Owner or the Project Manager to determine the adequacy, accuracy, or sufficiency of the design, the Issued for Construction Documents, or the A/E’s services.

5.3 A/E as Independent Contractor. A/E understands and accepts that Owner will, through Owner’s Project Manager or its designated representatives, actively participate both in the evolution of the design for the Project, in interaction and consultation with Owner’s Other Consultants, and in construction administration of the Project. A/E expressly acknowledges that it is an independent contractor, it is not the representative or agent of Owner and Owner’s participation through its representatives shall in no way relieve A/E of its professional duties and responsibilities under applicable law and this Agreement.

5.4 Owner’s Designated Representative. Owner designates Christopher Bucich as its representative who shall have express authority to bind Owner with respect to all Project matters requiring Owner’s approval or authorization. Such designee shall be available as reasonably necessary to support all Owner obligations as described in this Agreement.

Mr. Christopher Bucich

Vice President, Facilities Construction & Lean CI

AquaBounty Technologies, Inc.

2 Mill & Main Place, Suite 395

Maynard, MA 01754

cbucich@aquabounty.com

(317) 459-6181 Mobile

ARTICLE 6: TIME

6.1 Design Schedule.

6.1.1 A/E acknowledges that time is of critical importance in view of the Project Goals and Owner’s need to operate the Project as set forth in the Design Schedule which is attached hereto as Exhibit A. The Design Schedule must be strictly adhered to by A/E and Owner. The Design Schedule provides a schedule for the preparation of architectural, engineering, structural, electrical and mechanical drawings and specifications, cost estimates prepared by an Owner consultant or Construction Manager and dates for filing and/or submission of such Drawings and Specifications to the applicable agencies with jurisdiction over the Project and to Owner for review and approval. A/E acknowledges that the Design Schedule (a) allows sufficient time for review, revisions and approval by Owner of all Drawings and Specifications; (b) allows sufficient time for A/E to complete any revisions or corrections required by any governmental agency, or by Owner; (c) includes an express allowance of hours in each design phase for redesign and/or value engineering, the use of which requires Owner’s prior written approval; (d) indicates when A/E, A/E’s Consultants or applicable agency or other parties will need information, decisions and approvals from Owner; (e) allows sufficient time for Owner to review the work in progress, provide required information and render decisions and approvals; and (f) identifies any other pertinent milestones or constraints affecting the design and development of the Project. Owner acknowledges that if A/E’s ability to meet any of its specific milestone dates is adversely affected by the actions of others, or reasons beyond its control or the control of its consultants (if any), A/E shall be entitled to an equitable adjustment to the Design Schedule. Notwithstanding the foregoing, to the extent A/E is responsible for a concurrent delay in the performance of its Services, A/E will be entitled an adjustment of the Design Schedule of one day for every two days of concurrent delay.

6.1.2 No extensions or delays in the Design Schedule shall be granted by Owner unless made in writing.

6.2 Incentive Payment. If A/E provides to Owner and Owner’s Representative (a) the “Issued for Review Set of Design Documents plus Narrative” deliverable (“IFR & Narrative Deliverable”), complete and detailed in all respects, reasonably acceptable to Owner after review, and as defined in Exhibit K, by March 17, 2023 or as extended per 6.1 and (b) the Issued for Review scope markups in Bluebeam (“Bluebeam Deliverable”) by March 21, 2023 or as extended per 6.1 (each, a “Deliverable Date”), Owner will pay A/E an incentive payment of Two Hundred Thousand Dollars ($200,000) (“Incentive Payment”). If earned, the Incentive Payment is due on April 3, 2023. A/E is not entitled to, and waives all claims for, the Incentive Payment if A/E (or its Consultants) fails to comply with either Deliverable Date.

6.3 Liquidated Damages. The parties acknowledge that it is extremely difficult to ascertain with accuracy at the time of execution of this Agreement the extent of the actual damages that the Owner would suffer as a result of any failure by A/E (or its Consultants) to provide the IFR & Narrative Deliverable or the Bluebeam Deliverable by the respective Deliverable Dates set forth in Section 6.2.

6.3.1 If A/E fails to deliver the IFR & Narrative Deliverable (complete and detailed in all respects as defined in Exhibit K and subject to Owner’s reasonable approval) by March 21, 2023 or as extended by 6.1 (“IFR & Narrative Grace Period Date”), A/E shall pay Owner, as liquidated damages and not as a penalty, Forty Thousand Dollars ($40,000) per calendar day for each calendar day thereafter, starting on March 22, 2023 or as extended by 6.1, until A/E provides the IFR & Narrative Deliverable.

6.3.2 If A/E fails to deliver the Bluebeam Deliverable by March 23, 2023 or as extended by 6.1 (“Bluebeam Grace Period Date”), A/E shall pay Owner, as liquidated damages and not as a penalty, Forty Thousand Dollars ($40,000) per calendar day thereafter, starting on March 24, 2023, until A/E provides the Bluebeam Deliverable.

6.3.3 The total amount of liquidated damages for each calendar day that A/E fails to provide both Deliverables by their respective Grace Period Dates is $40,000.

6.3.4 The overall cap on liquidated damages for failure to provide one or both Deliverables by their respective Grace Period Dates is Two Hundred Thousand Dollars ($200,000). A/E shall pay to Owner the full amount of incurred liquidated damages by April 12, 2023. Such liquidated damages shall by Owner’s sole remedy for any and all delays.

ARTICLE 7: CONSTRUCTION COST AND CONSTRUCTION BUDGET

7.1 Inclusions. The Construction Cost shall include, at market rates, with a reasonable allowance for overhead and profit, the cost of labor, materials and equipment to be incorporated in the Work and any portions thereof which have been designed and specified in the Drawings and Specifications.

7.2 Responsibility for Construction Cost. A/E shall design the Project within the limits established by the Construction Budget, subject to reasonable increases, however, as a result of (a) decisions made by Owner with regard to alternative systems for aesthetic and functional reasons or for economy of operations and maintenance; (b) price increases as a result of delays through no fault of A/E; (c) increases in costs due to a substantial change in the size or nature of use of the Project; (d) unforeseeable or unexpected increases in the costs of materials and labor beyond those anticipated in the Construction Budget; and (e) increases due to inflation over the course of the construction period.

7.3 Costs in Excess of Construction Budget. If the Construction Budget or any component of the Construction Budget is exceeded by the lowest bona fide bids and/or negotiated proposals therefor, Owner may either (a) provide written approval of an increase in the Construction Budget or any component thereof; (b) authorize rebidding or renegotiation of the Project or applicable component within a reasonable time; or (c) cooperate in changing the scope, quality and details of the Project or applicable component, via redesign and participation in value engineering efforts, as required to reduce the costs in question. If Owner elects to proceed under Section 7.3(c), A/E shall consult with and assist Owner, Innovasea, Owner’s Other Consultants and Construction Manager in deciding upon such changes and shall assist Owner in modifying the Drawings and Specifications as necessary to comply with such decisions and the Construction Budget, as approved by Owner. The Basic Services Fee includes an allowance of Two Hundred Thousand Dollars ($200,000) for these services. This allowance may not be used without Owner’s prior written authorization. If the Construction Budget or any component of the Construction Budget is exceeded because of A/E’s or its Consultant’s errors or omissions in the design, A/E and its Consultants will perform redesign and/or value engineering services as required to reduce the costs to comply with the Construction Budget at no cost to Owner.

ARTICLE 8: PERSONNEL

8.1 Key Employees. Those persons listed on Exhibit F attached hereto, are the principals and employees of A/E that A/E and Owner desire be, and remain, assigned to the Project (“Key Employees”) and to fulfill the roles assigned to them in Exhibit F. The Key Employees shall devote the appropriate portion of their efforts to the Project and shall generally devote sufficient time to the Project so as to provide in-depth guidance, supervision and analysis.

8.2 Other Personnel. A/E shall commit as many people and time to the Project as is needed, from time to time, to meet its obligations under this Agreement.

8.3 Replacements. If any of the Key Employees become unavailable to perform Services in connection with the Project under this Agreement for reasons beyond the control of A/E, as applicable, then A/E, subject to the approval of Owner, shall promptly appoint a replacement. Owner shall be entitled to complete information on each such replacement, including a current resume, and shall have the opportunity to interview each such replacement personnel. A/E’s proposed replacement is subject to Owner’s written approval.

8.4 Re-assignment. A/E shall not transfer or re-assign any of the Key Employees to other projects without the prior written consent of Owner. Owner shall have the right to require that A/E reassign any of the Key Employees or any of A/E’s other personnel for any valid reason pertinent to the best interests of the Project, at the sole discretion of Owner.

ARTICLE 9: INSURANCE

9.1 Insurance Coverage. A/E and any A/E’s Consultants engaged and retained by A/E to provide the Services shall obtain and keep in force, at its sole cost and expense, professional liability insurance, workers compensation and employers liability insurance, commercial general liability insurance, automobile liability insurance, and umbrella coverage as set forth in the Insurance requirements attached hereto as Exhibit E.

ARTICLE 10: INDEMNIFICATION

10.1 A/E’s Indemnification Obligations. To the fullest extent permitted by law, A/E shall indemnify and hold harmless Owner and the Additional Insureds as set forth in Exhibit E and their respective partners, shareholders, members, officers, directors, employees, lessors, mortgagees and their related companies (collectively, “Owner Indemnitees”) from and against damages, losses and judgments arising from claims by third parties, including reasonable attorneys’ fees and expenses recoverable under applicable law, but only to the extent they are caused by the negligent acts or omissions of the A/E, its employees and its Consultants in the performance of professional services under this Agreement. The Architect’s obligation to indemnify and hold the Owner and the Owner’s officers and employees harmless does not include a duty to defend. In addition, A/E, as part of the indemnification called for herein it shall provide design Services without additional compensation or reimbursement of cost therefor from Owner with respect to change orders or claims that are the fault of A/E and/or to correct the negligent acts, errors or omissions of A/E. This indemnification provision shall survive and continue beyond the Final Payment and completion of the Project or any earlier termination of this Agreement.

10.2 Liens. In the event an A/E’s Consultant or anyone acting through A/E places a lien upon the Project or the Premises on which it is located, A/E shall bond off or otherwise discharge such lien within ten (10) business days and shall defend and hold Owner and the Owner Indemnitees harmless in any suit to enforce such lien. These obligations shall not apply in instances where the A/E has not been fully compensated for the work which is the subject of the lien.

ARTICLE 11: COMPENSATION

11.1 Compensation for Basic Services. Owner shall compensate A/E for the timely and proper performance of the Basic Services in the amount of Six Million Eight Hundred Ten Thousand Four Hundred and Eighty Seven Dollars ($6,810,487) (the “Basic Services Fee”) for the Design Phase, and the Construction Administration Phase shall be billed based on time and expenses incurred (“T&E”), payable as provided in Exhibit C hereto. The Basic Services Fee includes allowances of (i) Two Hundred and Fifty Thousand Dollars ($250,000) for A/E’s cost estimating support services in connection with cost estimates to be prepared by Owner, its consultants or contractors and (ii) Two Hundred Thousand Dollars ($200,000) for design revisions and value engineering services as described in Section 7.3 (the “Allowances”). Notwithstanding that the services within the scope of the Allowances are Basic Services, A/E shall not perform, and Owner will not reimburse A/E for, services performed within the scope of the Allowances, without Owner’s Representative’s prior written authorization to perform such services.

11.2 Compensation for Additional Services. Owner shall compensate A/E for the timely and proper performance of authorized Additional Services, which will be calculated on the basis of hourly rates (Exhibit C) and A/E’s estimate of the number of hours required to perform the authorized Additional Services, and then converted to an agreed lump sum fee.

11.3 Monthly Statements. A/E shall submit invoices for progress payments and final payment as provided in Exhibit C. Payments for services shall be made monthly in proportion to services performed. Payments are due and payable thirty (30) days after Owner’s receipt of A/E’s invoice. Undisputed amounts unpaid seven (7) calendar days after the date payment is due shall bear interest at the prevailing legal rate of interest per annum on the outstanding balance. A/E’s monthly statements during each phase of services may not, in the aggregate, exceed the following allocation of percentages of the total Basic Services Fee set forth in Section 11.1 hereof:

Issued for Review for the Main Facility	40%
Issued for Construction for the Main Facility and Issued for Permit for the Wastewater Facility	90%
Issued for Construction for the Main Facility and for the Wastewater Facility Detailed Design Complete	95 100	% %
Construction Administration Phase	T&E
Cost Estimating Support Services	$250,000 Allowance
Design Revision/VE Services (Sec. 7.3)	$200,000 Allowance

11.4 Hourly Rates Schedule. Wherever in this Agreement the Services of A/E are to be compensated in accordance with the Hourly Rates Schedule, such compensation shall be in accordance with the rates set forth in Exhibit C attached hereto. The rates set forth in Exhibit C shall (i) include the base hourly pay and all fringe benefits, profit and overhead with respect to all of A/E’s personnel and (ii) not be increased for the duration of this Project.

11.5 Requirement for Waivers of Lien. As a condition to Owner’s obligation to make progress payments and final payment to A/E, and in consideration of such payments, A/E shall submit a signed Partial Waiver of Lien in connection with each invoice, and a Final Waiver of Lien in connection with final payment. A/E shall use Waiver of Lien forms that are approved by Owner.

ARTICLE 12: ADDITIONAL SERVICES

12.1 Authorization. Prior to the performance of any Additional Services, Owner and A/E shall agree in writing, in advance, as to the scope of such Additional Services, the compensation to be paid to A/E for performing such Additional Services, and any impact on the Design Schedule and/or Project Schedule. When A/E becomes aware of the need for, or Owner requests A/E to provide, any Additional Services, such Additional Services may only commence upon written authorization by Owner designating the nature and extent of the services, and the compensation to be paid to A/E for such services. Such prior written approval is a condition precedent to any Claim by A/E for payment thereof, and A/E hereby waives any Claim for payment for Additional Services performed prior to receipt of Owner’s prior written approval therefor.

ARTICLE 13: REIMBURSABLE EXPENSES

13.1 Categories of Reimbursable Expenses. Reimbursable Expenses are in addition to payment of fees due A/E for its Services hereunder. Such expenditures shall include only those reasonable and actual expenditures previously authorized by Owner and incurred by A/E in the interest of the Project. The list of Reimbursable Expenses is included in Exhibit C hereto.

13.2 Invoices. A/E shall submit invoices for Reimbursable Expenses as provided in Exhibit C.

ARTICLE 14: A/E’S ACCOUNTING RECORDS

14.1 Audit. All records maintained by A/E shall be retained for a period of three (3) years following completion of the Project. A/E must maintain on a current basis, and in accordance with generally accepted accounting principles, records and other data of A/E relating to Additional Services performed on the basis of hourly rates and Reimbursable Expenses. Owner or its authorized representatives shall have the right to inspect and audit all such records relating to the Project at any time during the performance of the Project and from time to time thereafter until the end of such three (3) year period. Owner’s right to review and audit such records shall survive completion or earlier termination of this Agreement. A/E shall promptly respond to any inquiries of Owner or its representatives arising out of any such inspection or audit.

ARTICLE 15: OWNERSHIP OF DOCUMENTS

15.1 Ownership. A/E and A/E’s Consultants shall be deemed the authors and owners of their respective Work Product, including but not limited to the Drawings and Specifications, and they shall retain ownership of their respective Work Product until the transfer of ownership as described in Section 15.2. Submission or distribution of Work Product to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the reserved rights of A/E and A/E’s Consultants. A/E, for itself and for its Consultants, warrants that in transmitting Work Product, or any other information, the transmitting party is the copyright owner of such Work Product or other information or has permission from the copyright owner to transmit such Work Product or information for its limited use on the Project as provided in this Article 15.

15.1.1 In connection with Section 15.1, the Owner has provided and will provide A/E with design input, design criteria and proprietary design requirements (“AquaBounty’s IP”). Owner grants to A/E a nonexclusive license to use AquaBounty’s IP solely and exclusively for purposes of incorporating same, as required, into the design for the Project, and for performing A/E’s obligations under the Agreement. A/E and A/E’s Consultants may not use the Work Product (excepting Standard Details as defined below) or AquaBounty’s IP or any other information deemed confidential on other projects.

15.2 Transfer of Ownership. Notwithstanding the foregoing and with the exception of Standard Details (as defined in Section 15.3), ownership of all Work Product and the legal rights recognized under common law and federal and state statutes, including copyright and other reserved rights in the Work Product, shall transfer to Owner, incrementally (and without the requirement to separately document or take other action to effectuate the transfer of ownership), as payment therefor is made by Owner and contingent only on the release of liability described herein (“Transfer of Ownership”). The parties recognize that documents prepared by A/E and its Consultants that have not been “Issued for Construction” are preliminary in nature and subject to A/E’s further verification and modification. As such, the Transfer of Ownership of any documents that are not yet Issued for Construction is fully contingent on Owner’s agreement to release A/E from any and all liability for any reason arising out of the use of or reliance on such documents. Further, Owner will defend, indemnify and hold harmless A/E from any third party claims related to the use of or reliance on any such incomplete documents. After the Transfer of Ownership, with each payment, Owner grants A/E a non-transferable license solely to continue using AquaBounty’s IP to complete the Work Product for the benefit of Owner and the Project. A/E and A/E’s Consultants shall be entitled to retain copies of their respective Work Product, and their Standard Details as provided in Section 15.3. A/E and A/E’s Consultants may not use the RAS design, the water/wastewater treatment design, AquaBounty’s IP, Confidential Information or any other proprietary information or design or construction solutions prepared by other Project participants, for any purpose except as needed to carry out A/E’s duties and responsibilities on this Project.

15.2.1 A/E shall (a) provide all such Work Product to Owner, in digital format and AutoCAD and/or Revit (as applicable) format, upon completion, termination, or cancellation of this Agreement, and shall upon execution of this Agreement establish a digital share site so that Owner has access to electronic files or electronic copies during Project execution and thereafter for a reasonable period as requested by Owner.

15.3 Standard Details. The Transfer of Ownership in the Work Product as described in Section 15.2 does not include design details developed by A/E and/or A/E’s Consultants which are not unique to the Project (collectively, “Standard Details”). A/E and/or A/E’s Consultants shall be entitled to use their respective Standard Details on other projects; provided, however, A/E and A/E’s Consultants shall not use their respective Standard Details in any manner which, taken independently or in combination, would produce another project with the same overall appearance of Owner’s Project. Concurrent with the incremental Transfer of Ownership, Owner shall be granted an irrevocable, non-exclusive, royalty-free license to use the Standard Details as reasonably necessary in connection with the construction, renovation, extension, expansion, repair, occupancy, operation and maintenance of the Project, and all other permitted uses. Owner shall not, except as required by any source of financing for this Project, assign, delegate, sublicense, pledge or otherwise transfer any license granted herein to another party without the prior written agreement of A/E. Any use of the A/E’s Work Product without the involvement of A/E shall be at Owner’s sole risk and without liability to A/E and A/E’s Consultants, except as provided in Section 15.4.1.

15.4 Use of Work Product. Work Product prepared by A/E and A/E’s Consultants under this Agreement may be used by Owner, as Owner deems fit, without further employment of or additional compensation to A/E and A/E’s Consultants, in connection with the construction, reconstruction, renovation, extension, expansion, maintenance, repair, occupancy and operation of the Project; provided, however, that Owner shall indemnify and hold A/E and A/E’s Consultants harmless from and against claims arising out of reuse of the Work Product without the involvement of A/E and/or A/E’s Consultants (except to the extent that such claims arise from errors and/or omissions in the Work Product prepared by A/E and/or A/E’s Consultants). Work Product as to which the Transfer of Ownership has occurred may also be used by Owner, without further employment of or additional compensation to A/E and A/E’s Consultants, in connection with other projects, provided that Owner releases the A/E and A/E Consultant(s) from all claims and causes of action arising from such use and Owner shall defend, indemnify and hold A/E and A/E’s Consultants harmless from and against claims arising out of such reuse of the Work Product.

15.4.1 If Owner rightfully terminates this Agreement for cause, the release and obligation to defend, indemnify and hold A/E and A/E’s Consultants harmless (set forth in Section 15.4) for Owner’s continued use of the Work Product in connection with this Project do not apply, excepting only Work Product that has not yet been Issued for Construction in which case Owner’s obligations shall be pursuant to 15.2. If A/E rightfully terminates this Agreement for cause, A/E shall not be deemed to have transferred ownership to Owner, pursuant to Section 15.2, with respect to the iterations of the Work Product for which Owner has failed to make payment.

15.4.2 A/E shall obtain for Owner identical Transfers of Ownership from A/E’s Consultants, to allow A/E to satisfy its obligations to Owner under this Article 15. The Transfers of Ownership to the Owner from A/E and A/E’s Consultants shall also allow Owner, in the event this Agreement is terminated by A/E for any reason other than a payment default of Owner, provided that Owner (1) agrees to pay to A/E all undisputed amounts due for the Work Product, and (2) provides A/E or A/E’s Consultant with Owner’s written agreement to indemnify and hold harmless A/E or A/E’s Consultant from all costs and expenses, including the cost of defense, related to claims and causes of action asserted by any third person or entity to the extent such costs and expenses arise from Owner’s alteration or use of the Instruments of Service without the involvement of A/E or A/E Consultants unless such modification or use has been approved in advance by A/E or A/E’s Consultant, as applicable.

15.4.3 In the event Owner alters the Work Product without the author’s written authorization or uses the Work Product without retaining the authors of the Work Product, Owner releases A/E and A/E’s Consultants and any other person or entity providing services or work for any of them, from all claims and causes of action arising from or related to such alterations or uses. Owner, to the extent permitted by law, will defend, indemnify and hold harmless A/E and A/E’s Consultants and any other person or entity providing services or work for any of them, from all costs and expenses, including the cost of defense, related to claims and causes of action asserted by any third person or entity to the extent such costs and expenses arise from Owner’s alteration or use of the Work Product under this Section 15.4.3. The terms of this Section 15.4.3 shall not apply if Owner rightfully terminates this Agreement for cause (as provided in Section 15.4.1, excepting only Work Product that has not yet been Issued for Construction in which case Owner’s obligations shall be pursuant to 15.2.

15.5 Protection of A/E. Except as provided in Section 15.4.1, if Owner terminates this Agreement before completion of the Project but uses the Work Product and/or design to complete the Project, or if Owner uses the Work Product and/or design after completion of the Project (for example, in changes to or renovations of the Project) and does not engage A/E in such connection, A/E shall not be liable for (and Owner shall indemnify A/E from) liabilities asserted by third parties against A/E.

15.6 Copyrights\Patents. A/E shall defend, and indemnify and hold the Owner harmless from, any action or proceeding brought against Owner (including defense costs and court costs and fees) based on any claim that the Work Product, or any part thereof, or the operation or use of the Work constructed or any part thereof, constitutes infringement of any United States patent or copyright, now or hereafter issued that A/E knew or should have known with the exercise of due care to be protected. Owner shall give prompt written notice to A/E of any such action or proceeding and will reasonably provide authority, information and assistance in the defense of same.

15.6.1 This section 15.6 shall not be applicable to any suit, claim or proceeding based on infringement or violation of a patent or copyright if the claim relates to a particular product, process, manufacturer, or layout specified by Owner or Owner’s Other Consultants and contractors. In such cases, Owner shall defend, indemnify and hold harmless A/E from those claims.

15.7 Future Industry Projects. For the avoidance of doubt, Owner and A/E understand that the other party may have present or future initiatives or opportunities, including initiatives or opportunities with third parties, involving similar products, programs, technologies or processes that may compete with a product, program, technology or process used during the Project. Accordingly, Owner and A/E acknowledge that nothing in this Agreement will be construed as a representation or inference that the other party will not develop for itself or enter into business relationships with other third parties regarding products, programs, technologies or processes that are similar to or that may compete with any product, program, technology or process used during the Project, provided that Confidential Information and AquaBounty’s IP or Owner’s and Owner’s Other Consultants’ work product are not used in breach of this Agreement and the parties are otherwise in compliance with this section.

ARTICLE 16: REPRESENTATIONS

16.1 Representations. A/E represents and covenants to Owner that:

16.1.1 A/E is authorized to provide architectural and professional engineering services in Ohio and the individual or individuals having responsible control of the practice of architecture and professional engineering and document production are or will be properly licensed under the laws of Ohio to perform such Services.

16.1.2 A/E has a sufficient staff of qualified and competent personnel (both in number and experience) to replace one or more of the Key Employees in the event of the death, incapacity or resignation of any one or more of the Key Employees or in the event that the complexities and time requirements of the Project indicate that additional personnel of equal caliber to the Key Employees should be assigned to work on the Project in order to meet the Design Schedule and Project Schedule.

16.1.3 A/E and its employees have experience in negotiations with all governmental and quasi-governmental authorities having jurisdiction over the Project.

16.1.4 A/E is knowledgeable of all applicable codes, standards, rules, laws and regulations applicable in the jurisdiction in which the Project is located including, but not limited to, all health, safety, environmental, building and zoning codes, rules and regulations, as well as the orders, rules and regulations of the National Board of Fire underwriters, and by this representation agrees to comply with these codes, standards, orders, rules and regulations.

16.1.5 A/E represents that it is experienced and fully qualified to perform the Services contemplated by this Agreement.

16.1.6 All staff used by A/E in the performance of the Services shall be qualified by training and experience to perform their assigned tasks.

16.1.7 A/E shall perform the Services in a manner consistent with that degree of care and skill ordinarily exercised by members of the same profession currently practicing under similar circumstances at the same time and in the same or similar locality (“Standard of Care”). A/E shall perform the Services in a timely manner, with reasonable diligence and expediency consistent with the Design Schedule and Project Schedule, so as to cause no delay to the orderly progress of the Project. The foregoing Standard of Care shall govern all Services to be provided by A/E and A/E’s Consultants. The Project will be designed in accordance with the Basis of Design Rev. F dated January 17, 2023. A/E will use its professional efforts, skill, judgment, and abilities to assist and work with Owner to design the Project, to produce the necessary Design Phase documents/Work Product, and to further the interests of Owner in accordance with the Project Goals and procedures, each in accordance with the Standard of Care applicable to A/E and A/E’s Consultants and in compliance with reasonable interpretations of all applicable restrictions, laws, codes, and regulations in effect at the time of the Agreement. Changes in laws, codes and regulations that necessitate revisions to the existing design documents will be compensated on an Additional Services basis. Nothing in this paragraph shall create a fiduciary duty by A/E to Owner.

16.1.8 A/E’s Services can be performed within the time set forth in the Design Schedule attached as Exhibit A hereto.

ARTICLE 17: DISPUTE RESOLUTION

17.1 Negotiation. The Parties will attempt to resolve all disputes first through negotiation. If disputes cannot be resolved by Project personnel within fourteen (14) days after the dispute is identified, Owner and a senior executive of A/E with authority to resolve the issue, will meet and discuss the issues with a view to amicably resolving them within thirty (30) days of the first request for a meeting of the senior executives. If a resolution of the dispute is not reached within this thirty (30) day period, then either Party may access the formal dispute resolution process set forth in this Section 17.

17.2 Mediation. Any claim or dispute relating to the Services not resolved by negotiation shall be subject to mediation as a condition precedent to the institution of legal proceedings by either Party.

17.2.1 Unless the Parties mutually agree otherwise, the mediation shall be conducted in accordance with the Construction Industry Mediation Rules of the American Arbitration Association (“Association”) then in effect, and utilizing a single mediator. Request for mediation shall be filed in writing with the other Party and with the Association. The Parties shall have the right to designate a mediator acceptable to both of them and thereby bypass the Association, but shall otherwise follow its mediation rules. The mediation shall proceed in advance of legal proceedings, which the Parties agree to stay, and will file a joint motion to stay, pending mediation for a period of ninety (90) days from the date of filing, unless stayed for a longer period by agreement of the Parties and the Court.

17.2.2 Unless mutually agreed by the Parties, any mediation that does not result in either a resolution of the dispute or a recommendation of the mediator within ninety (90) days of the date when the request for mediation is filed by the Party seeking mediation shall be deemed unsuccessful and terminated.

17.2.3 The Parties shall pay equal shares of the mediator’s compensation and any filing fees. The mediation shall be held in the County in which the Project is located, unless the Parties agree on another location within the State of Ohio. Agreements reached in mediation shall be enforceable as settlement agreements in any court of competent jurisdiction. The mediator shall have no power to bind the Parties absent their consent or otherwise to impose any resolution upon either Party. All proceedings in mediation shall be considered settlement discussions and shall not be used or admissible in any legal proceeding for any purpose.

17.3 Legal Proceedings. Except to the extent otherwise expressly provided in Sections 17.1 and 17.2, any claim, dispute or other matter in question (individually or collectively, “Claims”) between Owner and A/E, if not resolved by negotiations between the Parties or mediation, shall be resolved by submission to either a federal or state court of competent jurisdiction and located in the county in which the Project is located, unless the Parties mutually agree to another location within the State of Ohio, wherein exclusive jurisdiction and venue shall lie. For purposes of this provision, both Owner and A/E irrevocably submit to the personal jurisdiction of any such court and agree that any Claims arising hereunder may be brought therein and without regard to any forum non conveniens considerations.

17.4 Continuation of Services During Dispute. Unless otherwise agreed in writing, and notwithstanding any other rights or obligations of either of the parties under this Agreement, A/E shall carry on with the performance of its duties, responsibilities and the Services hereunder during the pendency of a Claim, even if submitted to mediation or litigation, unless either party properly terminates this Agreement, or unless Owner fails to continue to make undisputed payments to A/E in accordance with this Agreement. Similarly, Owner shall continue to make undisputed payments to A/E in accordance with this Agreement, subject to the exercise of any right Owner has to withhold payments for the reasons set forth in this Agreement, and unless A/E fails to continue its performance, including during the pendency of a claim, dispute, or other matter in question as set forth above.

17.5 Consolidation and Joinder. If Owner determines that in order to obtain a full and complete resolution of any matter in dispute it is necessary that another party or parties in addition to A/E (a “Third Party”) be included in the dispute resolution proceeding, A/E shall not object to the inclusion of such Third Party, whether by joinder, consolidation or otherwise. Notwithstanding the foregoing, the joinder or consolidation shall not, in and of itself, confer any rights or privileges upon any such Third Party as against A/E.

17.6 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY COURT WITH RESPECT TO ANY CONTRACTUAL, TORTIOUS OR STATUTORY CLAIM, COUNTERCLAIM OR CROSS-CLAIM AGAINST THE OTHER ARISING OUT OF OR CONNECTED IN ANY WAY TO THE PROJECT OR THIS AGREEMENT.

17.7 Governing Law. This Agreement and any and all claims and/or disputes shall be governed by the law of the State of Ohio, without regard to its choice of law rules.

17.8 ADR Cooperation. A/E acknowledges that Owner may become involved in alternative dispute resolution (“ADR”) proceedings with other parties in connection with the Project. If allegations are made in such ADR proceedings that A/E bears some responsibility or culpability relating to a dispute covered by the ADR proceedings, A/E agrees to being joined in such ADR proceedings.

ARTICLE 18: SUSPENSION OF SERVICES

18.1 Owner Directive/Adjustment to Fee and Schedule. Owner may, at any time and for any good and sufficient reason, direct A/E to suspend, stop or interrupt the performance of Services or any part thereof for a period of time. Such direction shall be in writing and shall specify the period during which the performance of the Services is to be stopped and the reasons therefor. A/E shall resume the performance of Services upon the date specified in such directive or upon such other date as Owner may thereafter specify in writing. In such case, where the Services are stopped through no fault of A/E or an A/E Consultant, A/E shall be entitled to an adjustment to the Design Schedule and Project Schedule for the number of days the performance of its Services was delayed as a direct result of such suspension, stoppage or interruption, and such suspension of the Services shall entitle A/E to compensation for the Services performed prior to notice of such suspension. When the Project is resumed, A/E shall be compensated for reasonable, documented expenses incurred in the interruption and resumption of A/E’s Services. A/E’s compensation for, and time to complete, the remaining Services shall be equitably adjusted. A/E waives any claim or demand for an increase in the Basic Services Fee or other form of compensation and/or reimbursement for any interruption, suspension or delay in the performance of Services performed prior to execution of this Agreement.

18.1.1 For Owner suspensions that exceed seven cumulative business days, provided that the suspension is not the fault of A/E or its Consultants, Owner will compensate A/E to keep the Key Personnel that Owner designates in writing to continue to be assigned to this Project during the specified period of suspension. For each day after seven (7) cumulative business days of Owner suspensions, to the extent Owner directs A/E to keep individually designated Key Personnel assigned to this Project, the compensation shall be equal to the proportionate amount of the average monthly charge for the designated Key Person during the Phase of services in which the suspension occurs.

18.1.2 If Owner suspends A/E’s services more than One Hundred Twenty (120) consecutive days or One Hundred Eighty (180) cumulative days after execution of this Agreement, provided that the suspension is not the fault of A/E or its Consultants, A/E shall have the right to terminate this Agreement.

ARTICLE 19: TERMINATION

19.1 Termination by Owner for Cause. This Agreement may be terminated for cause by Owner upon seven (7) calendar days’ written notice if A/E:

19.1.1 violates any material provision of this Agreement;

19.1.2 fails to perform in accordance with the terms hereof through no fault of Owner, and fails to provide a plan to cure within five (5) calendar days and to cure such default within the seven (7) calendar day notice period, or such longer period of time to cure agreed to by Owner if the cure cannot with reasonable diligence be cured within such period;

19.1.3 takes any action which would result in A/E being the subject of an insolvency proceeding;1 or

19.1.4 experiences a material adverse change in financial condition.

Absent a cure satisfactory to Owner, A/E shall cease the performance of Services, and shall proceed to wind up its participation in the Project in an orderly manner.

19.2 Suspension/Termination by A/E for Cause. If Owner fails to make undisputed payments to A/E within thirty (30) days after the A/E’s invoice is received, no interest will accrue for seven (7) calendar days after the due date (“Grace Period”). Interest at the prevailing legal rate shall then accrue for the next thirty (30) days following the Grace Period. If Owner fails to pay the undisputed amount within this 30 day period, A/E may serve a seven (7) day notice to Owner that it will suspend the performance of Services if payment of the undisputed amount is not made within the seven (7) calendar day notice period. If payment of the undisputed amount is not made within the 7 calendar day notice period, A/E may suspend the Services. If payment of the undisputed amount is not made within thirty (30) calendar days after A/E’s right to suspend Services matures, A/E may terminate the Agreement upon written notice to Owner. The written notice to cure prior to suspension or termination must be furnished to Owner’s Representative designated in Section 20.5 as well as to Owner’s General Counsel and Chief Executive Officer. During the seven-day cure period, the parties’ respective Chief Executive Officers and their designees shall meet to discuss payment or the cure of Owner’s failure to perform other material Owner obligations, and exercise good faith efforts within the cure period to agree on terms to avoid suspension of the Services. In the event of Owner’s failure to cure and A/E’s election to suspend the Services, A/E shall have no liability to Owner for delay or damage caused by the suspension of the Services. Before resuming Services, A/E shall be paid all sums due prior to suspension and reasonable, documented expenses actually incurred in the interruption and resumption of A/E’s Services. A/E’s fees for the remaining Services and the time schedules shall be equitably adjusted. A/E shall serve notices to the Secured Party as defined in the attached form of Consent and Agreement (“Consent”, Exhibit J) when required under the Right to Cure provision (Section 1.3 of the Consent), and must provide Owner with a copy of any such notice. By serving such notices under the Consent, the Grace Period, other notice periods and timeframes in this Section 19.2 are neither reduced nor extended by the time periods set forth in the Consent.

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The term “insolvency proceeding” as used herein shall include the filing of a petition for relief under Chapter 11 of Title 11 of the United States Internal Revenue Code by A/E or the consent, acquiescence or taking of any action by A/E, or the filing by or against A/E of any petition or action, looking to or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any other present or future Federal or State statute, law or regulation; or the appointment, with or without the consent of A/E, of any trustee, custodian, receiver or liquidator of A/E or any property or assets of A/E, or A/E’s making of an assignment for the benefit of creditors or its inability to pay its debts as they become due.

19.3 Waiver. If Owner terminates the Agreement for cause, A/E is not entitled to additional payment for services performed and reimbursable expenses incurred until Owner’s costs and expenses to complete the Project are determined and such costs and expenses are less than the remaining compensation A/E would have been due for the Services properly performed and reimbursable expenses properly incurred prior to termination. When exercising any rights or remedies under this Section 19.3, Owner shall act in a commercially reasonable manner. If it is determined that A/E was not in default, Owner’s termination under this Section 19.1 shall be deemed to be a termination for convenience pursuant to Section 19.4.

19.4 Termination by Owner for Convenience. Owner may terminate this Agreement without cause and in its sole discretion upon seven (7) calendar days’ written notice to A/E. Upon receipt of said notice, A/E shall cease the performance of Services, and shall proceed to wind up its participation in the Project in an orderly manner and as otherwise required by Owner’s notice. Upon the effective date of Owner’s termination for convenience, A/E shall be (1) compensated, pursuant to the terms of this Agreement, for Services properly performed, (2) reimbursed for its Reimbursable Expenses properly incurred, and reasonable, documented expenses directly attributable to termination for which A/E is not otherwise compensated and (3) a lump sum fee equal to A/E’s average monthly labor expense for the Phase of services in which the termination occurs. A/E shall not be entitled to any overhead or profit on unperformed Services, loss of revenue, employee severance or any other indirect or consequential damages. In no event shall A/E’s compensation under this Section 19.4 result in total compensation received by A/E that exceeds the Basic Services Fee plus any sums earned for authorized Additional Services.

19.5 Cooperation. In the event of any termination and after payment of all fees and costs due to A/E, A/E shall cooperate in all respects with Owner. Such cooperation shall include, but not be limited to, delivery of all Work Product referred to herein (to the extent not already provided to Owner), and assistance to Owner during a transition to another architect, engineer or other design firm, if applicable.

ARTICLE 20: MISCELLANEOUS PROVISIONS

20.1 Successors and Assigns. Owner and A/E, respectively, bind themselves, their successors, assigns and legal representatives to the other party to this Agreement and to the successors, assigns and legal representatives of such other party with respect to all terms, conditions, representations and covenants of this Agreement.

20.2 Assignment.

20.2.1 A/E shall not assign, encumber, pledge, sublet or transfer any interest in this Agreement without the prior written consent of Owner, which may be granted or withheld in Owner’s sole discretion. A/E shall notify Owner immediately of any significant changes in its ownership or organization. If A/E attempts to make such an assignment without such consent, A/E shall nevertheless remain legally responsible for all obligations under the Agreement.

20.2.2 Owner may assign this Agreement without the consent of A/E (i) to any parent corporation, subsidiary or affiliate of the Owner, or (ii) to a party providing financing for the Project, in each case if the assignee assumes Owner’s rights and obligations under Agreement from and after the effective date of the assignment. A/E shall execute all consents reasonably required to facilitate such assignment.

20.3 Extent of Agreement. This Agreement and all exhibits and documents incorporated by reference herein represent the entire and integrated agreement between Owner and A/E and supersedes all prior negotiations, representations or agreements, either written or oral. All representations set forth in this Agreement requiring performance by A/E after the completion of its Services or any earlier termination of this Agreement shall survive its termination. This Agreement may be amended only by written instrument signed by both Owner and A/E. This Agreement may be amended only by written instrument signed by Owner and A/E.

20.4 Press Releases; Confidentiality. Without the express prior written permission of Owner, A/E shall not (a) issue any press releases or engage in any dialogue or interviews with the media or any other persons or entities for public dissemination; (b) give any speeches or presentations concerning the Project; or (c) disclose any information that it obtains from Owner or about Owner or the Project. A/E acknowledges that it or its employees may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire information which is proprietary to or confidential to Owner, its affiliated companies or third parties to whom Owner has a duty of confidentiality. The term “Confidential Information” as used in this Agreement shall mean all information which has been or will be disclosed by Owner under or in connection with the Project and this Agreement, which relates to Owner and/or its business, products and services, and which includes without limitation AquaBounty’s IP (as defined in Article 12), and all iterations of the Instruments of Service prepared for the Project except for the Standard Details therein (as defined in Article 15), but does not include information that is identified in writing by Owner as non-confidential, or that: (i) is or becomes generally available to the public or becomes part of the public domain through no fault of A/E; (ii) is already known to A/E at the time of such disclosure as documented by records in its possession prior to such disclosure; (iii) is subsequently received by A/E in good faith from a third party having the prior right to make such subsequent disclosure; or (iv) is independently developed by A/E, provided that A/E can document that such development was accomplished by or on behalf of A/E without use of the information disclosed pursuant to this Agreement. A/E will hold such information in strict confidence and not to disclose such information to third parties or to use such information for any purpose whatsoever other than the provision of Services to Owner as contemplated by this Agreement and to advise each of its employees and A/E’s Consultants who may be exposed to such proprietary and confidential information of their obligations to keep such information confidential. A/E shall never use or duplicate any Confidential Information (except for the limited purposes as specifically authorized by this Agreement) and shall keep confidential and never disclose any Confidential Information to anyone, unless the Owner has, in its sole discretion, previously and expressly consented to such use, duplication or disclosure in writing. A/E may disclose such Confidential Information to those employees of A/E whose knowledge is necessary for A/E to perform its obligations under this Agreement provided that all such employees shall be advised of their obligations to protect Owner’s interests, which obligations shall be identical to A/E’s under this Agreement. Without limiting any of the foregoing, A/E shall protect Owner’s Confidential Information with at least the same degree of care as it exercises to protect its own confidential information of like character. Notwithstanding the foregoing, a party receiving Confidential Information may disclose the Confidential Information as required by law or court order, including a subpoena or other form of compulsory legal process issued by a court or governmental entity provided the receiving party has given the other party written notice of such request such that the other party has an opportunity to defend, limit or protect such production or disclosure. The receiving party will exercise reasonable efforts in good faith to cooperate with the other party’s efforts to defend, limit or protect such production or disclosure. A party receiving Confidential Information may also disclose the Confidential Information to its employees, consultants or contractors in order to perform services or work solely and exclusively for the Project, provided those employees, consultants and contractors are subject to the restrictions on the disclosure and use of Confidential Information as set forth in this Contract. The Parties acknowledge and agree that (i) all Confidential Information disclosed by or belonging to Owner is and shall remain the exclusive and valuable property of Owner; (ii) A/E does not hereby obtain any license or other interest in or to Confidential Information of the Owner or the subjects thereof except for the license specifically given by Owner in this Agreement; and (iii) at the request of Owner, and in any event upon the completion of the Project, A/E shall promptly deliver to Owner all products, components and equipment provided by Owner hereunder as well as all records or other things containing or embodying Owner’s Confidential Information within its possession or control which were delivered or made available to A/E during or in connection with the Project. Notwithstanding the foregoing, A/E may retain one (1) copy of Confidential Information in its secure legal files, strictly for archival purposes, and in order to monitor compliance of its obligations under this Agreement, or as required by law. A/E acknowledges that the restrictions on the use, duplication and disclosure of the Confidential Information set forth herein are reasonable to protect Owner’s business interests.

20.5 Notices. All notices required or permitted to be given by one party to the other shall be in writing and shall be sent by U.S. Mail or commercial messenger service, or shall be hand-delivered or sent by email (provided that notices sent by email include the subject line “NOTICE OF CLAIM” with a copy sent by registered U.S. Mail or commercial messenger service), to the following address:

If to Owner:	AquaBounty Farms Ohio LLC
2 Mill & Main Place, Suite 395
Maynard, MA 01754
Attn: David Frank, Chief Financial Officer
Email: dfrank@aquabounty.com

With a copy to:
AquaBounty Farms Ohio LLC
2 Mill & Main Place, Suite 395
Maynard, Massachusetts 01754 USA
Attn: Angela Olsen, Esq., General Counsel
Email: aolsen@aquabounty.com

If to A/E:	Clark, Richardson and Biskup Consulting Engineers, Inc.
1251 N.W. Briarcliff Parkway, Suite 500
Kansas City, MO 64116
Attn: Tom Rychlewski

Either party may change its address for the purpose of receiving notices under this Agreement by written notice to the other party in the manner set forth herein.

20.6 Decrease of Services. Owner shall have the right, at its discretion, to decrease the services required of A/E under this Agreement and the parties shall mutually agree as to any adjustment to the compensation due A/E under this Agreement.

20.7 Final Payment. The written acceptance by A/E of final payment upon the completion of its Services under this Agreement, or of any final payment due upon any earlier termination of this Agreement, shall constitute a full and complete release of Owner from any known Claims, demands and causes of action that A/E may have against Owner in connection with payment for Services and reimbursable expenses due under this Agreement.

20.8 Photographs. Following completion of the Project and no later than sixty (60) days from the date of the final certificate for payment, A/E, upon the prior written approval of Owner, shall have the right to take photographs of the Project for its own use in the manner agreed upon in writing by Owner.

20.9 Hazardous and Toxic Materials/Hold Harmless. A/E shall not specify any material which would contact the RAS water during normal operation that is known by the manufacturer to be hazardous to humans or fish in its final operating form (e.g. cured coatings) either directly or if contacted with drinking or RAS water. In the case of uncertainly, A/E shall submit available manufacturer data to the Owner for a decision on approval for specification. A/E shall make manufacturer’s Safety Data Sheets (SDS) available at the request of the Owner for any hazardous materials specified.

20.10 Third Party Relationships. Nothing contained in this Agreement shall create a contractual relationship with, an obligation to, or cause of action in favor of any third-party against either Owner or A/E.

20.11 Liability. No personal liability shall accrue hereunder against any individual, partner, officer, director, shareholder, representative, employee, fiduciary or principal (disclosed or undisclosed) of A/E, Owner or of any of the Additional Insureds.

20.12 Self-Dealing. No principal, officer, shareholder, family member, employee, agent, engineer or consultant of A/E shall become, directly or indirectly, interested personally in the Project or in any related contracts for services or other agreements entered into by Owner or others, and no such person shall receive or accept, directly or indirectly, any gratuity or other benefit on account of any such contracts or agreements (it being understood that all such benefits shall accrue solely to Owner). Owner shall obtain the benefit of all vendor discounts available to A/E.

20.13 Construction of Terms. The language in this Agreement shall be construed according to its customary meaning within the building industry in the state where the Project is located, except that the definitions contained in this Agreement attached hereto shall be given precedence and control over any such customary meaning. Whenever used, the singular numbers shall include the plural, and the plural the singular, and the use of any gender shall be applicable to all genders. In all instances where a number of days are stated, such days shall be considered calendar days unless otherwise expressly set forth to the contrary.

20.14 Captions. Captions and titles of the different Articles and Sections of this Agreement are solely for the purposes of aiding and assisting in the location of different material in this Agreement and are not to be considered under any circumstances as parts, provisions or interpretations of this Agreement.

20.15 Severability. If any provisions of this Agreement are invalid or unenforceable as against any person or party or under certain circumstances, the remainder thereof and the applicability of such provision to other persons, parties or circumstances shall not be affected thereby. Each provision of this Agreement shall, except as otherwise herein provided, be valid and enforced to the fullest extent permitted by law.

20.16 Execution of Agreement. It is expressly understood by the parties that delivery by Owner of this Agreement for review and execution by A/E shall confer no rights nor impose any obligations on either party, unless and until both Owner and A/E execute this Agreement and duplicate originals thereof are delivered to the respective parties hereto.

20.17 No Waiver. The failure of Owner or A/E to insist upon the strict performance of any provision of this Agreement, or the failure of Owner or A/E to exercise any right, option or remedy hereunder shall not be construed as a waiver for the future of any such provision, right, option or remedy or as a waiver of any breach thereof. The consent or approval by Owner of any act by A/E requiring Owner’s consent or approval shall not be construed to waive or render unnecessary the requirement for Owner’s consent or approval of any subsequent similar act by A/E. The payment by Owner of any amount due hereunder with knowledge of a breach of any provision of this Agreement shall not be deemed a waiver of such breach. No provision of this Agreement shall be deemed to have been waived unless such waiver shall be in writing signed by the party to be charged.

20.18 Survival. All representations, warranties and covenants made by A/E hereto which require performance either subsequent to completion of the Services or the earlier of the expiration or termination of this Agreement, shall survive such completion of the Services or expiration or termination of this Agreement. If any provision of this Agreement, by virtue of a final adjudication by a court of competent jurisdiction, is deemed invalid or unenforceable as against any person, party or under certain circumstances, the remainder of this Agreement shall, except as otherwise provided herein, be valid and enforceable to the fullest extent permitted by law.

20.19 Authority. A/E shall have the authority to act on behalf of Owner only to the extent provided in this Agreement unless otherwise modified by a subsequent written instrument. Under no circumstances shall A/E contract, negotiate or make commitments with any governmental authorities with respect to the Project without the prior written consent of Owner. A/E shall not order any corrective work to the Project without Owner’s prior written approval.

20.20 Approval of A/E’s Consultants’ Contract Form. A/E must submit to Owner its flow-down provisions to be included in all A/E Consultant Agreements prior to the retention of any A/E’s Consultant, for Owner’s prior review and approval. For any A/E Consultant Agreement executed prior to the execution of this Agreement, A/E will amend the A/E Consultant Agreement as needed to comply with the approved flow down provision.

20.21 No Bribes. A/E shall not enter into any non-arms’ length agreements, or accept or give any monies, gifts, “kickbacks”, bribes or the like for awarding or receiving any work to or from any person or entity, and acknowledges that any such acts will substantially and materially harm Owner. A/E acknowledges that it is a fiduciary of Owner with respect to all funds received by A/E on account of the Project, and that it will treat all monies received on account of the Project as trust funds for the benefit of Owner and A/E’s Consultants.

20.22 Neutral Interpretation. This is a negotiated Agreement, and the parties to it are represented by legal counsel. Accordingly, any ambiguity in the language of this Agreement must not be construed against either party on the theory that it was the drafter of the Agreement.

20.23 Counterparts/Email. This Agreement may be executed in any number of counterparts and via electronic mail, and all such counterparts taken together shall be deemed to constitute one and the same original instrument. Signature pages may be detached from counterpart documents and reassembled to form duplicate executed originals.

20.24 Patriot Act. A/E represents and warrants that: (a) A/E is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (b) A/E is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (c) from and after the effective date of the above-referenced Executive Order, A/E (and any person, group, or entity that A/E controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including any assignment of this Agreement or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (i) any breach by A/E of the foregoing representations and warranties shall be deemed a default by A/E hereunder and shall be covered by the indemnity provisions of this Agreement, and (ii) the representations and warranties contained in this section shall be continuing in nature and shall survive the expiration or earlier termination of this Agreement. A/E shall comply with all other applicable rules, regulations, laws and legally binding directives of any governmental instrumentality having jurisdiction over A/E and related to the discovery, control or limitation of any terrorist or subversive activity.

20.25 Estoppel Certificate. A/E shall, from time to time, within ten (10) days after Owner’s request, deliver to Owner and any Lender a statement, signed by an appropriate officer of representative of A/E, confirming, to the extent that A/E is then able to so confirm: (i) that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the Agreement is in full force and effect as modified with such modifications redlined); (ii) the amount of any unpaid Basic Services Fee, Reimbursable Expenses and Additional Services fees then due A/E under this Agreement; and (iii) whether or not, to the best of A/E’s knowledge, Owner is in default in the performance of any material provision of this Agreement. A/E acknowledges that each such statement may be relied upon by Owner, the financing party and any person to whom it is delivered.

20.26 Collateral Assignment; Consent.

20.26.1 Owner has advised A/E that the Project will be financed with the proceeds of bonds issued by the Toledo-Lucas County Port Authority (the “Issuer”) pursuant to a trust indenture between Issuer and UMB Bank, N.A., a national association (the “Trustee”), and that Owner and Issuer will enter into a lease agreement (“Financing Agreement”) pursuant to which Issuer will deliver the proceeds of the bonds to Owner for the purpose of financing a portion of the costs of the acquisition, construction, improvement, development, equipping and furnishing of the Project and certain related expenses. A/E shall execute, and shall endeavor to require that its Consultants execute (to the extent requested by the financing parties), an agreement among A/E, Trustee and Owner, in a form substantially similar to the attached Consent and Agreement (Exhibit J).

20.26.2 Owner shall be freely entitled, without the consent of A/E, to assign, novate, transfer, pledge, charge or otherwise encumber its rights arising under this Agreement (including any performance assurance provided by A/E) as collateral to any financing party providing financing for Owner’s Project or assignee of such financing party. At the request of Owner, A/E shall enter, and shall endeavor to require that its Consultants enter (to the extent requested by the financing parties), into a direct agreement with the financing parties and Owner in a form customarily required for projects of this kind and reasonably acceptable to A/E which will include among other things:

(i) notification to, and acknowledgment and consent from A/E in respect of the assignment or security over Owner’s rights and obligations under this Agreement (including any performance assurance provided by A/E);

(ii) arrangements in respect of the assumption of outstanding liabilities on terms to be agreed;

(iii) obligations to notify the financing parties of Owner’s defaults under this Agreement;

(iv) extended cure rights for the financing parties prior to any suspension or termination by A/E;

(v) rights for the financing parties to be provided with information and to attend agreed meetings in relation to the performance under this Agreement.

20.26.3 If requested by Owner or the financing parties, A/E will negotiate, acting reasonably, amendments or additions to this Agreement (including, by way of example, certain mechanics regarding the payment terms) resulting from the financing agreements and amendments thereto; provided, however, that A/E shall not be required to agree to any amendment, waiver or other modification that would adversely impact A/E’s rights under this Agreement.

20.26.4 A/E shall comply with the financing party’s reasonable requests, which may include without limitation (a) submission of monthly certifications and other documentation related to A/E’s invoices, (b) submission of certifications that all Work Product conforms to all Applicable Laws, including, without limitation, building codes, (c) submission of certificates of substantial completion and/or final completion of the Work that relate to A/E’s Work Product, and (d) such other certificates as may reasonably be required in connection with the design, construction or financing for the Project.

20.26.5 A/E’s cooperation, attendance at meetings, and delivery of documents to financing parties may be considered to be “Additional Services” but only to the extent that such activities are not already included in A/E’s scope of Basic Services.

20.27 Claims for Consequential Damages. Owner and A/E waive Claims against each other for consequential damages arising out of or relating to this Agreement. This mutual waiver includes:

20.27.1 damages incurred by Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and

20.27.2 damages incurred by A/E for principal office expenses including the compensation of personnel stationed there, for losses of financing, business and reputation, and for loss of profit except anticipated profit arising directly from the Services.

20.28 Limitation of Liability. To the fullest extent permitted by law, A/E’s liability for any reason, whether arising in contract, tort, indemnity, or otherwise, shall not exceed (1) A/E’s available insurance proceeds at the time of settlement or judgement and (2) a total out of pocket amount of One Million Dollars ($1,000,000) which A/E may use for expenditures such as insurance deductible obligations. For avoidance of doubt, this limitation of liability (1) is in addition to the waiver of consequential damages (Section 20.27) and (2) does not include any liquidated damages for which A/E may be liable.

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IN WITNESS WHEREOF, this Agreement is hereby executed by Owner and A/E by their respective duly authorized representatives as of the date set forth above.

AQUABOUNTY FARMS OHIO LLC

By:	/s/ Sylvia Wulf
	Name:	Sylvia Wulf
	Title:	President and Chief Executive Officer

CLARK, RICHARDSON AND BISKUP CONSULTING ENGINEERS, INC.

By:	/s/ Tom Rychlewski, P.E.
	Name:	Tom Rychlewski, P.E.
	Title:	Vice President, Operations – Food & Beverage